Exhibit 10.1

PERSONAL

Scott Kirk
Plantation Place
30 Fenchurch Street
London
EC3M 3BD

15 February 2019

Dear Scott,
Aspen Insurance Holdings Limited (“Aspen”) would like to recognise a small number of key employees who have contributed significantly to the successful completion of the merger of Aspen with an affiliate of certain investment funds managed by affiliates of Apollo Global Management, LLC (the “Merger”). To that end, I am pleased to confirm that you have been selected to receive an award in the amount of $1,000,000 (the “Transaction Bonus”) in addition to your current compensation package, which will be paid to you at the time and on the terms and conditions set forth in this letter deed. All other terms and conditions of your employment remain the same.
Subject to the closing of the Merger and the other terms contained in this deed, the Transaction Bonus will be paid to you no later than 60 days following the closing of the Merger (the “Payment Date”) and will be paid in your local currency, based on an exchange rate determined by Aspen as of the Payment Date; provided, however, that the Transaction Bonus will only be paid to you if, as of the Payment Date, you (i) have continued to satisfactorily perform your employment duties as determined by Aspen, and (ii) remain employed with Aspen and have not resigned from your position or provided notice that you are resigning from your position. Aspen may deduct or withhold, or require you to remit to Aspen or any of its subsidiaries, an amount sufficient to satisfy any tax withholding requirements or National Insurance or other social security contributions applicable to the Transaction Bonus. In addition, Aspen’s Claw Back Policy and Malus Policy shall apply to the Transaction Bonus.
Notwithstanding the foregoing, if Aspen terminates your employment without “Cause” (as such term is defined in your Change of Control Employment Agreement with Aspen Insurance UK Services Limited and Aspen dated 23 February 2015, as amended 15 March 2018 (the “Change of Control Employment Agreement”)) prior to the Payment Date, you will remain eligible to receive the Transaction Bonus on the Payment Date, provided that you have executed and returned to Aspen (and have not revoked, if applicable) a severance and release agreement in the form provided to you by Aspen.
Aspen and its new shareholders are excited about your role in the new management team. Aspen understands that its new shareholders intend to begin discussions with you about your allocation in a new management equity plan, which they believe will serve as an effective tool to align interests and allow management to meaningfully benefit from strong performance. Naturally, retention of Aspen’s senior management is of critical importance. Therefore, in connection with acceptance of this Transaction Bonus, Aspen is asking you to confirm that certain elements of your Service Agreement with Aspen Insurance UK Services Limited dated 19 May 2014 (the “Service Agreement”) not contained in your Change of Control Employment Agreement, specifically relating to confidentiality and restrictive covenants, will continue to remain in full force and effect and are not superseded by the Change of Control Agreement. Aspen understands that the restrictive covenants that you will be asked to agree to as part of your participation in the management equity plan will be similar to those in your Service Agreement.
By signing this deed, you acknowledge and agree that, notwithstanding the terms of your Change of Control Employment Agreement, the confidentiality and restrictive covenant clauses contained in your Service Agreement at paragraphs 10 and 13, shall remain in full force and effect on and after the closing of the Merger. You acknowledge and agree that you will comply with all such restrictive covenants in the event that your employment terminates, and that Aspen Insurance UK Services Limited, Aspen and their respective affiliates may enforce such restrictive covenants pursuant to the Service Agreement and applicable law.
Notwithstanding anything to the contrary in this deed, you agree that in the event that any portion of the Transaction Bonus, when added to all other amounts or benefits provided by Aspen or its affiliates to you or for your benefit (the “Covered Payments”), would constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Code or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then such Covered Payments shall be either (i) reduced to the minimum extent necessary so that the present value of the Covered Payments will be one dollar ($1.00) less than three times your “base amount” (within the meaning of Section 280G(b)(3) of the Code) to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”) or (ii) payable in full if your receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in you receiving an amount that is at least one dollar greater than the Reduced Amount.  If the Covered Payments are to be reduced pursuant to clause (i) in the immediately preceding sentence, the reduction shall be made reducing first any Covered Payments that are exempt from Section 409A of the Code, and then reducing any Covered Payments subject to Section 409A of the Code in the reverse order in which such Covered Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). Where two Covered Payments subject to reduction are payable at the same time, such amounts shall be reduced on a pro rata basis but not below zero. The determination as to whether any such reduction in the Covered Payments is necessary shall be made by the compensation committee of Aspen’s board of directors in good faith. If a reduced Covered Payment is made or provided and, through error or otherwise, that Covered Payment, when aggregated with other payments and benefits from Aspen or its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times your “base amount,” then you shall immediately repay such excess to Aspen or its affiliates, as applicable.
If Aspen determines that you are a Solvency II Covered Individual at the time the Transaction Bonus is due to be paid to you or that any remuneration restrictions under Solvency II apply to the Transaction Bonus, Aspen may, without notice, adjust the timing of such payment to meet the specific remuneration and governance requirements set out under Article 275 of the Commission Delegated Regulation (EU) 2015/35, including any adjustments necessary to ensure that no less than 40% of annual variable remuneration is paid to you in the form of awards vesting over not less than three years if you are a Solvency II Covered Individual. Covered Individuals are determined annually at the sole discretion of Aspen.
Thank you sincerely for your considerable efforts and continued commitment to Aspen.
Yours sincerely,

/s/ Christopher O'Kane

Christopher O’Kane
Group Chief Executive Officer

By signing below, I accept the terms and conditions of the Transaction Bonus as set forth in this letter deed and acknowledge that all other terms and conditions of my employment remain the same.

Signature page to follow.

EXECUTED as a DEED by     )
ASPEN INSURANCE UK SERVICES         )
LIMITED        )
acting by CHRISTOPHER O’KANE         )
a director, in the presence of:        )

/s/ Christopher O'Kane……………
DIRECTOR

[SIGNATURE OF WITNESS]            /s/ Elliot Rees-Davies ...................
[NAME OF WITNESS]            Elliot Rees-Davies

[ADDRESS OF WITNESS]            [address intentionally omitted]

[OCCUPATION OF WITNESS]            Group Head of Reward

EXECUTED as a DEED by SCOTT KIRK    )
in the presence of:         )
/s/ Scott Kirk……………………
SCOTT KIRK

[SIGNATURE OF WITNESS]        /s/ Belinda Gauntlett......................

[NAME OF WITNESS]        Belinda Gauntlett

[ADDRESS OF WITNESS]        [address intentionally omitted]

[OCCUPATION OF WITNESS]        Global HR Business Manager

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